HCP, INC.
ARTICLES SUPPLEMENTARY
HCP, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
FIRST:    Pursuant to Section 3-802(c) of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Corporation (the “Board of Directors”), by resolutions duly adopted at a meeting duly called and held on July 27, 2017, prohibited the Corporation from electing to be subject to Section 3-803 of the MGCL unless such election is first approved by the stockholders of the Corporation by the affirmative vote of a majority of all the votes entitled to be cast on the matter.
SECOND:    These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
THIRD:    These Articles Supplementary shall be effective upon filing with the Department.
FOURTH:    The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and Chief Executive Officer, and attested to by its Corporate Secretary, on this 31 day of July, 2017.

ATTEST:        HCP, INC.

/s/ Troy E. McHenry                    By: /s/ Thomas M. Herzog
Name: Troy E. McHenry                Name: Thomas M. Herzog
Title: Corporate Secretary                 Title: President and Chief Executive Officer